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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            ________________________

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)

                                October 18, 2005

                            ________________________

                          LINEAR TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                      0-14864                94-2778785
       (State or other            (Commission File Number)     (IRS Employer
 jurisdiction of incorporation)                              Identification No.)


               1630 McCarthy Boulevard, Milpitas, California 95035 (Address of principal executive offices, including zip code)

                                 (408) 432-1900
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):


[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]   Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[]   Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

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

Item 1.01. Entry into a Material Definitive Agreement

     On October 18, 2005, Linear Technology Corporation (the "Company") entered into an Amended and Restated Employment Agreement with Robert H. Swanson, Jr., the Executive Chairman of the Company's Board of Directors (the "Board"). The amended and restated employment agreement was entered into in connection with the previously announced transition plan whereby Mr. Swanson voluntarily resigned from his employment as Chief Executive Officer of the Company, effective January 4, 2005, but agreed, at the request of the Board, to remain as Executive Chairman of the Board, with duties requiring one to two days per week of Mr. Swanson's time. The amended and restated employment agreement clarifies how Mr. Swanson's target bonus and severance are calculated and has been updated to reflect Mr. Swanson's transition into his role solely as Executive Chairman of the Board.

     Pursuant to his amended and restated employment agreement Mr. Swanson continues to receive his existing salary of $405,000 per year and bonus pro rated based on the number of full days Mr. Swanson performs services as Executive Chairman throughout each fiscal year, but his bonus may not exceed 50% of the target bonus for the relevant period. In addition, Mr. Swanson's benefits continue (excluding participation in any Company employee stock purchase plan or 401(k) plan), and his stock options and restricted stock now vest at twice the rate, as if he had continued as Chief Executive Officer.

     If, in the future, Mr. Swanson is involuntarily terminated as Executive Chairman of the Board for any reason other than cause (as defined in his amended and restated employment agreement) or if he voluntarily resigns as an employee and as Executive Chairman, then 100% of his stock options, restricted stock and similar equity awards will immediately vest, and he will receive continued payment of one year's base salary and an annual target bonus payment (payable in equal installments over twelve months) calculated as two times the average of Mr. Swanson's target bonus for the four six-month bonus periods prior to the date of termination, in each case, as if Mr. Swanson had performed services on a full time basis and with no limitation on the amount of his actual compensation. In addition, the Company will pay Mr. Swanson's group health and dental plan continuation coverage premiums until the earlier of 18 months from his termination and such time as Mr. Swanson and his dependents are covered by similar plans of a new employer.

     If there is a change of control of the Company (as defined in his amended and restated employment agreement), Mr. Swanson will receive similar benefits to those he is entitled to receive if he is involuntarily terminated by the Company other than for cause or if he voluntarily resigns as an employee and Executive Chairman of the Board, including immediate vesting in full of his options, restricted stock and similar equity awards and payment of one year's base salary and annual target bonus (calculated as provided above) in a lump sum within five days of the change of control, whether or not he is terminated without cause or he resigns for good reason.

     If Mr. Swanson should die while employed by the Company, 50% of his then unvested stock options, restricted stock and similar equity awards will vest immediately.

     The Company has a fractional ownership in two different aircraft operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company's airplane for personal use for up to 35% of the available flight time in any year. To the extent use of the airplane results in imputed taxable income to Mr. Swanson, the Company will make additional payments to him, so that the net effect is the same as if no income were imputed to him.

     If payments to Mr. Swanson under his employment agreement (together with any other payments or benefits Mr. Swanson receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code, Mr. Swanson will be paid an additional amount so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.

     The amended and restated employment agreement is filed as an exhibit to this Current Report on Form 8-K.


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


Item 9.01.  Financial Statements and Exhibits

(c)  Exhibits.

Exhibit No.    Description
-----------    -----------

10.50 Amended and Restated Employment Agreement, dated as of October 18, 2005, between Linear Technology Corporation and Robert H. Swanson, Jr.


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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               LINEAR TECHNOLOGY CORPORATION

                               By:   /s/ Paul Coghlan
                                  -----------------------------------
                                     Paul Coghlan
                                     Vice President, Finance and
                                     Chief Financial Officer

Date:  October 24, 2005


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

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

10.50 Amended and Restated Employment Agreement, dated as of October 18, 2005, between Linear Technology Corporation and Robert H. Swanson, Jr.


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